Exhibit 99.3

SECOND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT

SECOND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT, dated as of March 22, 2005 (this “Amendment”), between ROBOTIC VISION SYSTEMS, INC., a Delaware corporation (the “Seller”), and RVSI INSPECTION LLC (formerly known as RVSI Acquisitions, LLC), a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase and Sale Agreement dated as of March 3, 2005 (as amended by the First Amendment thereto dated as of March 21, 2005, the “Agreement”) with respect to the sale of certain assets of Sellers’ Semiconductor Equipment Group, as such assets are more fully described in the Agreement; and

WHEREAS, Seller and Buyer desire to amend the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

AGREEMENT

1.    All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.    Attachment B to Schedule 1.2(b) as attached to the Agreement is hereby deleted in its entirety and replaced by Exhibit A hereto and as a result of such replacement the lease between Seller and CDL Land Pte Ltd for the premises located at 1 Shenton Way #16-06/07 Singapore 068803 (the “Singapore Lease”) is an Assumed Contract.

3.    Section 7 of the Agreement is hereby modified by inserting at the end thereof the following:

“7.15 Certain Post-Closing Matters. Buyer and Seller acknowledge and agree that the Final Cure Amount for the Assumed Contract with Precision Metals Corporation (the “PM Contract”) has not been determined as of the Closing Date and as a result the hearing for determination of the Final Cure Amounts for the PM Contract will take place after the Closing. In the event that the Final Cure Amount for the PM Contract exceeds the Estimated Cure Amount for the PM Contract, Buyer and Seller acknowledge and agree that there shall be no adjustment to the Estimated Purchase Price or the Purchase Price in such case and Buyer shall be solely responsible for the payment of the Final Cure Amount for the PM Contract. Buyer and Seller acknowledge and agree that as of the Closing Date the Final Cure Amount for the Singapore Lease is zero; however, in the event that for some currently unforeseen reason any cure amount is attributed to the Singapore Lease, Buyer and Seller acknowledge and agree that there shall be no adjustment to the Estimated Purchase Price or the Purchase Price in such case and Buyer shall be solely responsible for the payment of any such cure amount.”

4.    Section 9.6(b) of the Agreement is hereby deleted in its entirety and replaced with the following: “[Intentionally Omitted].”

5.    Section 1.2(e) is hereby deleted in its entirety and replaced with the following: “Seller’s rights under the Singapore Lease”.

6.    Section 1.3(p) of the Agreement is hereby modified by inserting the phrase “other than Seller’s rights under the Singapore Lease,” at the beginning of such section.

7.    This Amendment shall become effective as of the date first above written.

8.    This Amendment shall constitute an agreement in writing as required by Section 14.11 of the Agreement and except as modified hereby the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

9.    This Amendment may be executed in counterparts, each counterpart constituting an original and together constituting one document.

IN WITNESS WHEREOF, Seller and Buyer have duly executed this Amendment as of the date first above written.

SELLER: ROBOTIC VISION SYSTEMS, INC.

By:
Name: Title:

BUYER: RVSI INSPECTION LLC (formerly known as RVSI Acquisitions, LLC)

By:
Name: Title: